Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2021 relating to the 2020 and 2019 consolidated financial statements of Vista Gold Corp. that appear in the Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission on February 26, 2021. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, CO

November 19, 2021